UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Valmont Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement
For The
April 23, 2007
Annual Shareholders’ Meeting

Dear Shareholder:

You are cordially invited to attend Valmont’s annual meeting of shareholders on Monday, April 23, 2007 at 2:00 p.m. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha, Nebraska. You may enter the building through the atrium entrance on the east side.

The formal meeting of shareholders will be followed by a review of Valmont’s business operations and our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the directors and officers about the activities of the Company.

If you cannot attend the meeting in person, please vote your shares by proxy. Please complete, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt voting of your shares will help your Company avoid additional solicitation costs. Your vote is important, either in person or by proxy.

I look forward to seeing you at our annual meeting.

Sincerely,

Mogens C. Bay
Chairman and Chief Executive Officer

Valmont Industries, Inc.
Notice of Annual Meeting
of Shareholders

Notice is hereby given that the annual meeting of shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska  68102, on Monday, April 23, 2007 at 2:00 p.m. local time for the purpose of:

(1)         Electing three directors of the Company to three year terms.

(2)         Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2007.

(3)         Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 2007 are entitled to vote at this meeting. If you do not expect to be present at the annual meeting and wish your shares to be voted, please complete, sign, date and mail the enclosed proxy form.

By Order of the Board of Directors

E. Robert Meaney
Secretary
One Valmont Plaza
Omaha, Nebraska 68154-5215
March 23, 2007

Proxy Statement

To Our Shareholders:

The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the annual meeting of shareholders to be held on Monday, April 23, 2007, or at any adjournments thereof.

At the close of business on March 1, 2007, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 25,694,241 shares of the Company’s common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”).

Election of the three director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the annual meeting. The Valmont board of directors recently amended the Company’s bylaws to implement a majority voting system. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an election is required to tender his resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in “Election of Directors”.

The ratification of accountants will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. On these matters, an abstention will have the same effect as a negative vote. A broker non-vote will not be considered entitled to vote on matters as to which the brokers withhold authority and therefore broker non-votes will not be included in the tabulation of these voting results.

Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, the revocation must be received by the Corporate Secretary before the date of the meeting. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 23, 2007.

Certain Shareholders

The following table sets forth, as of March 1, 2007, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock, (ii) directors and executive officers named in the summary compensation table and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 1, 2007(1)	Percent of Class(2)
Robert B. Daugherty	7,115,568	27.7%
c/o Valmont Industries, Inc.
Omaha, NE 68154
FMR Corporation	1,856,930	7.2%
82 Devonshire Street
Boston, MA 02109
Mogens C. Bay	702,121	2.7%
John E. Jones	80,000
Thomas F. Madison	96,330
Charles D. Peebler, Jr.	74,000
Stephen R. Lewis, Jr.	24,000
Walter Scott, Jr.	122,000
Kenneth E. Stinson	82,000
Kaj den Daas	12,000
Glen A. Barton	14,028
Daniel P. Neary	6,000
Terry J. McClain	174,548
E. Robert Meaney	117,970
Mark E. Treinen	86,615
Mark C. Jaksich	66,160
All Executive Officers and Directors
As Group (17 persons)	1,714,138	6.7%

(1)          Includes shares which the directors and executive officers have, or within 60 days of March 1, 2007 will have, the right to acquire through the exercise of stock options, as follows: 40,000 shares for Messrs. Jones and Scott; 36,000 shares for Messrs. Madison and Stinson; 32,000 shares for Mr. Peebler; 16,000 shares for Mr. Lewis; 8,000 shares for Messrs. den Daas and Barton; 4,000 shares for Mr. Neary and 32,001 and 6,500 shares for Messrs. Jaksich and Treinen, respectively; and 290,169 shares for all executive officers and directors as a group.

(2)          Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

Corporate Governance

Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont’s businesses and to maintaining Valmont’s integrity in the marketplace.

Overview

The board of directors has adopted corporate governance principles which are set out in the “Investor Relations” section of the Company’s website at www.valmont.com. The following corporate governance documents also appear on the Company’s website and these documents and the Company’s Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:

•       Code of Business Conduct

•       Code of Ethics for Senior Officers

•       Audit Committee Charter

•       Compensation Committee Charter

•       Governance and Nominating Committee Charter

•       Procedures for bringing concerns or complaints to the attention of the Audit Committee

The board met five times during 2006. The board has designated a lead director, Thomas Madison, who chairs executive sessions of the board. Interested parties who wish to contact the board of directors or the lead director may communicate through the lead director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., One Valmont Plaza, Suite 601, Omaha, Nebraska 68154-5215. The Company’s non-employee directors meet in executive session without management present at every board meeting. Directors are encouraged to attend the annual shareholders meeting and nine of the ten Company directors attended the 2006 annual shareholders meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company’s website.

Board Independence

The board of directors is composed of a majority of independent directors. The board has established independence standards for Valmont’s directors. These standards are set forth below and are contained in the Company’s Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:

•       A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director or which employed an immediate family member of the director as an executive officer, or (3) the director or the director’s immediate family member received more than $100,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

•       A director will not be independent if (1) the director is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company’s consolidated gross revenues or (ii) Valmont’s consolidated gross revenues.

•       A director will not be independent if (1) the director or an immediate family member is a current partner of Valmont’s independent auditor, (2) the director is an employee of Valmont’s independent auditor, (3) the director has an immediate family member who is a current employee of Valmont’s independent auditor who participates in the auditor’s audit, assurance or tax compliance practice, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont’s independent auditor and personally worked on Valmont’s audit within that time.

•       For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board’s determination of each director’s independence is disclosed annually in the Company’s proxy statement.

•       Contributions to tax-exempt organizations shall not be considered “companies” for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization’s consolidated gross revenues.

The board has determined that directors Barton, den Daas, Jones, Lewis, Madison, Neary, Peebler and Scott have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Principles and the NYSE listing standards. The directors determined that an aircraft interchange agreement and related agreements entered into in July 2006 between the Company and Mutual of Omaha (an insurance and financial services company with $3.7 billion revenue) were immaterial in that aggregate amounts involved in such transactions during 2006 were approximately $176,000.

Audit Committee

The members of the Audit Committee are directors Scott (Chairman), Jones, Neary and Peebler. All members of the Audit Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The report of the Audit Committee is included in this proxy statement at page 18.

The Audit Committee met five times during 2006. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company’s independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles, and the Company’s internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by SEC rule S-K 404(a).

Compensation Committee

The members of the Compensation Committee are directors Madison (Chairman), Barton, Lewis and Peebler. All members of the Compensation Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Compensation Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The report of the Compensation Committee is included in this proxy statement at page 12.

The Compensation Committee met five times during 2006. The Compensation Committee assists the board in fulfilling its responsibilities relating to compensation of the Company’s directors, executive officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Compensation Committee annually reviews and approves corporate goals and objectives for the chief executive officer’s compensation and evaluates the chief executive officer’s performance in light of those goals and objectives. The Compensation Committee, together with the other independent directors, determines the chief executive officer’s compensation. The Compensation Committee also approves incentive compensation plans and equity based plans for executive officers and other selected employees. The Compensation Committee has established stock ownership guidelines for company officers, which are described on page 11 of the Compensation Discussion and Analysis.

Governance and Nominating Committee

The members of the Governance and Nominating Committee are directors Madison (Chairman), den Daas and Lewis. All members of the Governance and Nominating Committee are independent within the meaning of the Company’s corporate governance principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website.

The Governance and Nominating Committee met three times during 2006. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, and (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fulfill vacancies on the board. The Governance and Nominating Committee coordinates the annual self-evaluation by the directors of the board’s performance and the CEO’s performance and the annual performance evaluation by each committee of the board. The Governance and Nominating Committee oversees the Company’s process for consideration of nominees to the Company’s board of directors. The process is described in the following section.

Director Nomination Process

The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company’s Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in “Shareholder Proposals.”

The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.

The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company’s Corporate Governance Principles, including:

•       Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

•       Board skill needs, taking into account the experience of current board members, the candidate’s ability to work in a collaborative culture with other board members, and the candidate’s qualifications as independent and qualifications to serve on the Audit Committee, Compensation Committee and/or Governance and Nominating Committee.

•       Diversity, including the extent to which the candidate reflects the composition of Company shareholders and other constituencies.

•       Business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee.

Election of Directors

The Company’s board of directors is presently composed of ten members. The board is divided into three classes and each class serves for three years on a staggered term basis. The board of directors met five times during 2006.

Three directors have terms of office that expire at the 2007 Annual Meeting. They have been nominated by the board of directors, upon the recommendation of the Governance and Nominating Committee, for re-election to three-year terms. These nominees are:

Thomas F. Madison
Stephen R. Lewis, Jr.
Kaj den Daas

The board of directors recently amended the Company bylaws to provide that directors are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his resignation will not participate in the Committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

It is intended that the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.

Nominees for Election—Terms Expire 2010:

Thomas F. Madison, Age 71, President of MLM Partners (consulting and small business investment) since January 1993; Previously Chairman of Communications Holdings, Inc., President—Markets of U S WEST Communications and Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company. Director, Delaware Group of Mutual Funds, Digital River, Inc., Center Point Energy, Inc. and Rimage Corporation.

Served as Director of Company since June 1987.

Dr. Stephen R. Lewis, Jr., Age 68, President Emeritus and Professor of Economics at Carleton College since 2002. Previously President and Professor of Economics at Carleton College. Director and Chairman since January 2007 of RiverSource Funds.

Served as Director of Company since October 2002.

Kaj den Daas, Age 57, Executive Vice President of Philips Lighting, B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations.

Served as Director of Company since October 2004.

Continuing Directors—Terms Expire 2009:

Glen A. Barton, Age 67, Retired Chairman and Chief Executive Officer of Caterpillar, Inc. (manufacturer of construction and mining equipment, engines and gas turbines) from 1999 to January 2004. Director of Newmont Mining Corporation.

Served as Director of Company since October 2004.

Daniel P. Neary, Age 55, Chairman and Chief Executive Officer of Mutual of Omaha since December 2004 (full service and multi-line provider insurance and financial services). Previously, President of the group insurance business unit of Mutual of Omaha.

Served as Director of Company since December 2005.

Charles D. Peebler, Jr., Age 70, Retired Chairman Emeritus of True North Communications, Inc. and Managing Director of Plum Holdings, L.P. (venture capital firm concentrating on media content investments). Previously, President of True North Communications, Inc. and Chairman and Chief Executive Officer of True North Diversified Companies. Director of Meredith Corporation.

Served as Director of Company since February 1999.

Kenneth E. Stinson, Age 64, Chairman of Peter Kiewit Sons’, Inc. (construction and mining) since March 1998. Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 to 2004. Previously Chairman and CEO of Kiewit Construction Group, Inc. Director, ConAgra Foods, Inc. and Peter Kiewit Sons’, Inc.

Served as Director of Company since December 1996.

Continuing Directors—Terms Expire 2008:

Mogens C. Bay, Age 58, Chairman and Chief Executive Officer of the Company since January 1997. President and Chief Executive Officer of the Company from August 1993 through December 1996. Director of ConAgra Foods, Inc., and Peter Kiewit Sons’, Inc.

Served as Director of Company since October 1993.

John E. Jones, Age 72, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. (industrial construction). Former Chief Financial Officer of CBI Industries, Inc. Director of Amsted Industries Incorporated.

Served as Director of Company since April 1993.

Walter Scott, Jr., Age 75, Chairman of Level 3 Communications, Inc. (communications and information services) since March 1998. Previously, Chairman of the Board and President of Peter Kiewit Sons’, Inc. Director of Berkshire Hathaway, Inc., Commonwealth Telephone Enterprises, Inc., MidAmerican Energy Holdings Company and Peter Kiewit Sons’, Inc.

Served as Director of Company since April 1981.

Compensation Discussion and Analysis

General.   The following compensation discussion and analysis provides information which management believes is relevant to an assessment and understanding of Valmont’s executive compensation programs. This discussion should be read in conjunction with the summary compensation table and related tables in this proxy statement and the “Compensation Committee” information in the corporate governance section in this proxy statement.

Compensation Objectives and Strategies.   Valmont’s executive compensation programs, policies and practices are approved by the Compensation Committee of the board of directors (the “Committee”). The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers). The Committee has established Valmont compensation objectives pursuant to which Valmont’s compensation programs are designed to:

•       target total compensation amounts at competitive market levels to attract, retain, motivate and reward the performance of executive officers and other key employees;

•       direct management focus to the long-term growth of the Company, enhance shareholder value, and ensure that executive officers have significant ownership without increasing dilution over acceptable levels; and

•       pay for performance by providing performance based incentive plans measured against established targets, with no guaranteed minimum payment provisions, and with total awards above median market levels for exceeding performance targets.

The Committee established compensation strategies designed to carry out the compensation objectives, including:

•       total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by outside compensation consultants; and

•       base pay, annual incentives, long-term incentives, and benefits targeted at median market levels, with the opportunity for annual and long-term incentives targeted at the 75th percentile or higher for significantly exceeding performance targets.

The Committee in December 2006 engaged Frederic W. Cook and Co., Inc. (“Cook”) as the Committee’s independent executive compensation consultant. Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and director compensation.

Compensation Processes and Practices.   The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.

•       The elements of compensation, and total compensation, are reviewed against companies of similar sales volumes. For this purpose, the Committee reviews data provided by outside compensation consultants with respect to public companies with revenues between $1 billion and $2.5 billion. The Committee reviews a tally sheet with respect to the Chief Executive Officer’s compensation.

•       The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives are paid in cash for executives who have met their stock ownership guidelines, and are paid 50% in cash and 50% in equity for other executives.

•       The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee reviews information provided by compensation consultants to determine the appropriate level and mix of incentive compensation. The Committee believes that a majority of an executive’s overall compensation should be incentive-based and that each executive who has not attained applicable stock ownership guidelines should receive at least 50% of long-term compensation in equity.

•       The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives and strategies and performance goals.

•       The Company’s programs have been designed so that compensation paid to executive officers will be deductible under the Internal Revenue Code’s compensation limits for deductibility, although the Committee may from time to time make restricted stock awards or discretionary cash awards in excess of the deductibility limits. Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont’s qualified and related nonqualified plan, amounts subject to future vesting, and amounts related to stock options which are subject to special accounting and tax provisions.

Elements of Compensation.   Valmont’s executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

•       The four components are base salary, annual incentives, long-term performance incentives, and stock incentives. For 2006, base salary accounted for approximately 17% of the total compensation of the named executive officers and incentive compensation accounted for approximately 70% of such total compensation.

•       Valmont’s executive officers do not have employment agreements.

•       Valmont’s executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont’s incentive plans do provide for accelerated vesting of non-vested amounts in the event of a change-of-control. See “Potential Payments Upon Termination or Change-in-Control.”

•       Valmont does not have a pension plan. Valmont’s executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.

•       Valmont does not maintain a perquisite program for its executive officers. Valmont’s Chief Executive Officer is required to use Company aircraft for personal travel, and amounts relating to such use are included in the summary compensation table.

Base Salary.   Base salary is targeted at median level for companies of similar characteristics. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

The Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers and other key employees (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company’s Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee’s assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.

The Committee set the Chief Executive Officer’s base salary at $795,000 for 2006. The Committee continued the Company’s combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan designed to restore benefits otherwise limited by IRS regulations). The contribution is 15% of covered compensation (salary, bonus and cash incentives) for Mr. Bay, Mr. McClain and Mr. Meaney and 4.5% for other executive officers. The Committee set contribution percentage for the top three executive officers at a higher rate due to the need to retain their critical services and the absence of any pension plan. The Company’s contributions to such plans for 2006 compensation for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table on page 15.

Based on the factors described above, the Committee established base salaries for 2007 for the named executive officers as follows: Mr. Bay, $830,000; Mr. McClain, $400,000; Mr. Meaney, $315,636; Mr. Jaksich, $214,633; and Mr. Treinen, $214,633.

Annual Incentives.   The Company’s short-term incentives are paid pursuant to programs established under the shareholder approved Executive Incentive Plan. The Committee believes that the annual bonus of executive officers should be based on optimizing profits and prudent management of the capital employed in the business. Accordingly, the programs provide for target performance levels based on the Company’s earnings per share performance for executive officers, and on the respective business unit’s operating income for business unit senior officers. For executive officers’ 2006 annual incentives, a target incentive was established ranging from 35% to 100% of base salary, and performance goals were set based on earnings per share performance. A minimum threshold level of earnings per share had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at three times the target incentive. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may in addition award discretionary non-incentive based bonuses to an executive officer based on performance in a particular year; no discretionary awards were made with respect to 2006 performance.

The Committee approved participation, including executive officers, in the programs for 2006. The threshold earnings per share performance for executive officers was set at the Company’s earnings per share for 2005. The target annual incentive was set at a 10.7% improvement over 2005 results, with a two times target incentive set at a 21.5% improvement over 2005 and a three times target incentive set at a 32% improvement over 2005. Based on the earnings per share performance levels achieved during 2006, the Committee approved annual incentive payments to the named executive officers as follows: Mr. Bay, $1,910,619; Mr. McClain, $648,720; Mr. Meaney, $455,245; Mr. Jaksich, $247,653; and Mr. Treinen, $247,653. In February 2007, the Committee selected the participants and established the performance goals for the 2007 annual incentive program; the performance goals for named executive officers in 2007 are again based on earnings per share performance.

Long-term Performance Incentives.   Long-term performance incentives for senior management employees are provided through long-term performance share programs established under the shareholder approved Executive Incentive Plan and through the 1996, 1999 and 2002 Stock Plans.

The current programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix (which, for the award cycle ending in 2006, was based on return on invested capital, or “ROIC”) at the beginning of each award cycle. ROIC of less than 7% resulted in no incentive payment. ROIC of 7% generated an incentive payment of 50% of target, with a one times target incentive payment at 8.5% ROIC and a two times target incentive payment at 12% ROIC. Targets were established based on a predetermined percentage ranging from 25% to 60% of base salary, which amount is converted to performance shares. The performance matrix provides for the performance shares to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are then valued at the Company’s stock price at the end of the performance period; consequently, payouts may be higher or lower based on the Company’s stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned in the event of death, disability, normal retirement or termination of employment following a change in control. Earned performance shares are capped at two times the target number of performance shares. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock; participants who have not attained applicable stock ownership guidelines receive 50% of the award in common stock.

The Committee selected the participants, including executive officers, for participation in the award cycle ending in 2006. Based on performance goals established by the Committee, long-term incentive payments were earned by the named executive officers and paid in cash as follows: Mr. Bay, $1,269,381; Mr. McClain, $348,657; Mr. Meaney, $233,427; Mr. Jaksich, $127,188; and Mr. Treinen, $127,188. In February 2007, the Committee selected the participants and established the performance goals for the 2007-2009 award cycle; the performance goals for the cycle ending in 2009 are again based on the Company’s return on invested capital, with the years in the three years in the cycle weighted 20%, 30% and 50% in order to enhance focus on performance in the later years of the cycle.

Stock Incentives and Ownership Guidelines.   The board of directors, upon recommendation of the Committee, established during 2001 stock ownership guidelines for senior management. The guidelines require an equity position having a value of six times base salary for the Chief Executive Officer, five times base salary for the Chief Financial Officer and four times base salary for corporate officers and divisional presidents. The individuals are expected to achieve the targeted equity positions within three to five years. The Chief Executive Officer, Chief Financial Officer and the other named executive officers in the summary compensation table for 2006 currently meet these targets.

Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the shareholder approved 1996, 1999 and 2002 Stock Plans. Such grants for executive officers are generally made at the regularly scheduled Committee meeting in December of each year. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the market value on the date of grant and have value only if the Company’s stock price increases. Stock options granted during 2006 vest beginning on the first anniversary of the grant in equal amounts over three years and expire seven years after the date of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options.

The Committee establishes the number and terms of the options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company’s common stock. The Options Exercised and Stock Vested table on page 14 reflects the shares acquired by certain executive officers in 2006. The table on page 2 reflects the ownership position of the directors and executive officers at March 1, 2007. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive’s history of retaining shares previously obtained through the exercise of prior options.

The Committee granted options for an aggregate of 134,005 shares to 67 employees during 2006, including options for an aggregate of 7,080 shares to executive officers. In addition, the Committee granted restricted stock units for an aggregate of 1,495 shares to six employees during 2006. The Committee only granted restricted stock units to employees working in the Company’s international facilities.

The Committee reviewed in December 2003 the advantages and disadvantages of option grants as compared to restricted stock grants for the Company’s three senior executive officers. The Committee determined that these individuals would receive restricted stock grants in lieu of stock options beginning in 2003. During 2006, the Committee granted 18,870 restricted shares to Mr. Bay, 3,050 restricted shares to Mr. McClain and 2,070 restricted shares to Mr. Meaney. The Committee also granted options for 1,860 shares to Mr. Jaksich and for 1,645 shares to Mr. Treinen. The vesting provisions for these restricted share grants and option grants are described on page 14. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee’s review of each executive’s performance.

The Committee has stated its belief that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee has indicated that it will continue to monitor the relationship among executive compensation, the Company’s performance and shareholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Thomas F. Madison, Chairman
Glen A. Barton
Stephen R. Lewis, Jr.
Charles D. Peebler, Jr.

Executive Compensation

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus($)	Stock awards ($)(1)	Option Awards(2)	Non-equity incentive plan compensation ($)	Change in pension value and non- qualified deferred compensation earnings ($)	All Other Compensation ($)(3)	Total ($)
Mogens C. Bay Chairman and Chief Executive Officer	2006	795,000	0	2,296,135	0	1,910,619	0	628,990	5,630,744
Terry J. McClain Sr. Vice President and Chief Financial Officer	2006	360,400	0	674,383	0	648,720	0	200,969	1,884,472
E. Robert Meaney Sr. Vice President and Corporate Secretary	2006	303,496	0	460,137	0	455,245	0	142,522	1,361,400
Mark C. Jaksich Vice President, Corporate Controller	2006	206,377	0	183,865	55,332	247,653	0	23,902	717,129
Mark E. Treinen Vice President, Corporate Development and Treasurer	2006	206,378	0	183,865	36,810	247,653	0	19,616	694,322

(1)                 Stock awards consist of the compensation expense recorded by the Company in 2006 related to (1) restricted shares issued to Messrs. Bay, McClain and Meaney in 2006 and prior years and (2) the award of performance shares to each of the above-named executives under the long-term incentive programs established in 2004, 2005 and 2006 for the three-year periods ending in 2006, 2007 and 2008, respectively. See “Compensation Discussion and Analysis” for a description of these awards. See footnote 1 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

(2)                 This column includes the compensation expense recorded by the Company in 2006 on stock options that were not vested as of the end of fiscal 2005 and stock options that were granted in 2006. See footnote 1 to the Company’s consolidated financial statements for the assumptions used in the valuation of these awards.

(3)                 Amounts contributed by Valmont to its 401(K) plan and related supplemental benefit plan, which matches the amounts contributed by executive officers with respect to 2006 compensation; executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation table as part of the “Salary”, “Bonus” and “Non-equity Incentive Plan Compensation”; Valmont contributions are 4.5% of the executive officer’s salary, bonus and cash incentives (15% for Messrs. Bay, McClain and Meaney); also includes $42,640 with respect to Mr. Bay’s personal use of Company aircraft in 2006, in accordance with Valmont’s security policy, based on the Company’s variable operating costs.

Grants of Plan-based Awards for Fiscal 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(1)	Options (#)(1)	Awards ($/share)	Option Awards(2)
Mogens C. Bay	12/18/2005	0	795,000	2,385,000	6,970	13,939	27,878
Mogens C. Bay	12/17/2006							18,870		N/A	1,068,797
Terry J. McClain	12/18/2005	0	216,240	648,720	2,106	4,213	8,425
Terry J. McClain	12/17/2006							3,050		N/A	172,752
E. Robert Meaney	12/18/2005	0	151,748	455,244	1,330	2,661	5,321
E. Robert Meaney	12/17/2006							2,070		N/A	117,245
Mark C. Jaksich	12/18/2005	0	82,551	247,653	754	1,508	3,015
Mark C. Jaksich	12/17/2006								1,860	56.98	33,220
Mark E. Treinen	12/18/2005	0	82,551	247,653	754	1,508	3,015
Mark E. Treinen	12/17/2006								1,645	56.98	29,380

(1)                 Non-equity incentive awards are made under the Company’s annual incentive plan. Equity incentive plan awards represent performance shares under the Company’s long-term incentive plan. See “Compensation Discussion and Analysis” for a description of each plan. Other stock and option awards are made under the 2002 Stock Plan.

(2)                 See footnote 1 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mogens C. Bay	0	0	0	N/A	N/A	33,333	1,849,648
						33,333	1,849,648
						37,000	2,053,130
						18,870	1,047,096
								18,248	1,049,807
								13,939	801,911
Terry J. McClain	0	0	0	N/A	N/A	10,000	554,900
						10,000	554,900
						10,000	554,900
						3,050	169,245
								5,012	288,340
								4,213	242,374
E. Robert Meaney	0	0	0	N/A	N/A	8,000	443,920
						8,000	443,920
						5,000	277,450
						2,070	114,864
								3,483	200,377
								2,661	153,087
Mark C. Jaksich	10,000	0		21.88	12/15/2012
	12,000	0		23.46	12/14/2013
	6,667	3,333		24.78	12/19/2014
	3,334	6,666		34.33	12/18/2012
	0	1,860		56.98	12/17/2013
								1,898	109,192
								1,508	86,755
Mark E. Treinen	2,000	0		23.46	12/14/2013
	2,000	2,000		24.78	12/19/2014
	2,500	5,000		34.33	12/18/2012
	0	1,645		56.98	12/17/2013
								1,898	109,192
								1,508	86,755

(1)                 Unvested stock options for Messrs. Jaksich and Treinen that expire on December 19, 2014 become vested on December 19, 2007. The unvested options for these individuals that expire on December 18, 2012 vest in equal amounts on December 18, 2007 and December 18, 2008. The unvested options that expire on December 17, 2013 vest in equal amounts on December 17, 2007, December 17, 2008 and December 17, 2009.

(2)                 The restricted shares vest if the executive’s employment terminates upon death, disability or normal retirement on or after age 62, upon involuntary termination prior to age 62 without cause, or upon a change of control of the Company. Dividends are paid on restricted shares.

(3)                 Number shown is based on the target number of performance shares awarded under the long-term incentive plans for the periods ending in 2007 and 2008. See “Compensation Discussion and Analysis” for a description of the provisions of the plan.

(4)                 Based on the target number of performance shares at the average closing market price for the last 30 trading days of the 2006 fiscal year ($57.53 per share).

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mogens C. Bay	600,000	18,181,200	—	—
Terry J. McClain	149,503	4,299,980	—	—
E. Robert Meaney	110,798	3,748,383	—	—
Mark C. Jaksich	23,000	727,405	—	—
Mark E. Treinen	52,846	1,836,003	—	—

(1)          Difference between the exercise price and the market price on the date of exercise.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Mogens C. Bay	577,511	586,350	256,434	—	7,248,359
Terry J. McClain	244,422	200,969	200,975	—	2,972,457
E. Robert Meaney	164,519	142,522	210,201	—	2,116,140
Mark C. Jaksich	101,266	23,902	23,010	—	404,289
Mark E. Treinen	57,236	19,616	385,798	—	1,129,317

(1)          Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of “Salary”, “Bonus” and “Non-equity Incentive Plan Compensation.”

(2)          Company contributions match executive contributions to the 401K and related nonqualified deferred compensation plans with respect to 2006 compensation and are included in the Summary Compensation Table under “All Other Compensation.” Valmont contributions are 4.5% of the executive officer’s salary, bonus and cash incentives (15% for Messrs. Bay, McClain and Meaney);

(3)          The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2006 compensation.

(4)          The Company’s nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company’s 401K Plan. This plan is fully funded and the related assets in the plan are reported on the Company’s balance sheet and are subject to creditor claims in event of the Company’s bankruptcy. The vesting provisions follow that of the Company’s 401K plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each executive and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon some specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code.

Director Compensation

Name	Fees Earned or paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)(1)
Thomas F. Madison	136,500	53,395	42,407	0	0	0	232,302
Walter Scott, Jr.	87,500	71,066	42,407	0	0	0	200,973
John E. Jones	77,500	71,066	42,407	0	0	0	190,973
Kenneth E. Stinson	67,500	43,554	42,407	0	0	0	153,461
Charles D. Peebler, Jr.	79,000	59,295	42,407	0	0	0	180,702
Stephen R. Lewis, Jr.	81,500	35,968	42,407	0	0	0	159,875
Glen A. Barton	75,500	21,496	42,407	0	0	0	139,403
Kaj den Daas	71,500	14,200	42,407	0	0	0	128,107
Daniel P. Neary	75,500	3,892	37,068	0	0	0	116,460

(1)          Non-employee directors in 2006 received (1) an annual retainer of $55,000, (2) $2,500 for each board meeting attended ($1,000 if the participation was via teleconference), and (3) $2,000 for each committee meeting attended. The lead director received an additional $35,000 for the year and each committee chairman received an additional $10,000 for the year. Directors Jones, Peebler and Scott have elected to receive their cash fees in the form of deferred compensation which accrues interest indexed to U.S. government bonds compounded monthly. Non-employee directors also received equity compensation as provided in the shareholder approved 2002 Stock Plan. The equity compensation consists of (1) an annual grant of 2,000 shares of common stock and (2) an annual grant of a nonqualified stock option for 4,000 shares of common stock exercisable at the fair market value (the average of the high and low sales prices) of the Company’s common stock on the date of grant. The equity grants are made annually on the date of and following completion of the Company’s annual shareholders meeting. The common stock grant is forfeited if a director’s services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any case without the prior approval of the board. Effective beginning in 2007, the board of directors changed the equity portion of their compensation by eliminating the annual stock option grant and specifying that the annual restricted stock grant shall have a value of $95,000 (based on the closing market price of the Company’s common stock on the date of the annual shareholders meeting) but shall not exceed 2,000 shares.

(2)          Stock awards consist of the expense recorded by the Company in 2006 related to current and prior year stock awards issued to each director. The expenses related to restricted shares are recorded on a straight-line basis over the requisite service period, which is the time period from the date of grant until the director’s retirement.

(3)          Stock options awarded to directors vest on the first anniversary of the date of grant. The expense relates to stock options that were unvested at the end of 2005 and those granted in 2006. See footnote 1 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

(4)          Outstanding stock option awards as of December 30, 2006 were as follows: Messrs. Madison, Scott, Jones and Stinson, 40,000 shares; Mr. Peebler, 32,000 shares; Mr. Lewis, 16,000 shares; Messrs. Barton and den Daas, 8,000 shares. Outstanding restricted stock awards for each director as of December 30, 2006 were as follows: Messrs. Madison and Scott, 34,000 shares; Mr. Jones, 28,000 shares; Mr. Stinson, 20,000 shares; Mr. Peebler, 16,000 shares; Mr. Lewis, 8,000 shares; Messrs. Barton and den Daas, 4,000 shares; Mr. Neary, 2,000 shares.

Potential Payments Upon Termination or Change-In-Control

Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in-control payment agreements with its executive officers.

Valmont’s executive officers may receive severance payments upon a termination of employment under Valmont’s severance plan which is generally available to all administrative employees. The severance plan generally provides one week of salary for each year of service up to 26 weeks of salary. Valmont’s executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table above.

Valmont’s stockholder-approved stock plans provide that all outstanding options become immediately exercisable in the event of a change-in-control (as defined in the plans) and that all restrictions on restricted stock lapse in the event of such a change-in-control. If such a change-in-control had occurred on the last day of fiscal 2006, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options held by the named executed officers would have been: Mr. Jaksich—$243,409; and Mr. Treinen—$167,220; and the value of unvested restricted stock for the named executive officers on such date would have been: Mr. Bay—$6,799,522; Mr. McClain—$1,833,945; and Mr. Meaney—$1,280,154. The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, in the event a participant’s employment is terminated following change-in-control or a participant retires at normal retirement age, a pro rata portion of the performance shares awarded under the long-term incentive plan shall be payable. If such a change-in-control or retirement had occurred on the last day of fiscal 2006, the prorated value of the long-term incentive awards which would have been payable to the named executive officers would have been: Mr. Bay—$1,076,979; Mr. McClain—$303,309; Mr. Meaney—$205,572; Mr. Jaksich—$113,143; and Mr. Treinen—$113,143.

Audit Committee Report

The Audit Committee (the “Committee”) is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company’s financial statements, (2) the qualifications, independence and performance of the Company’s independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee manages the Company’s relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at www.valmont.com.

The Company’s management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company’s financial reporting process and internal controls on behalf of the board of directors.

The Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors, to the Company during fiscal 2006 was compatible with the auditor’s independence.

The Committee reviewed and discussed the Company’s audited financial statements for fiscal 2006 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1 relating to that firm’s independence from the Company. The Committee also discussed with Deloitte any matters required to be discussed by Statement on Auditing Standards No. 61 relating to communications between the audit committee and the independent auditors. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

AUDIT COMMITTEE
Walter Scott, Jr., Chairman
Daniel P. Neary
Charles D. Peebler, Jr.
John E. Jones

ITEM 2

Ratification of Appointment of Independent Auditors

The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte Entities”) conducted the 2006 and 2005 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2006 and 2005 fiscal years were as follows:

	2006	2005
Audit Fees	$899,227	$784,620
Audit-Related Fees	18,300	40,975
Tax Fees	38,502	59,189
Other Fees	0	0
Total Fees	$956,029	$884,784

Audit Fees   consist of the audit of the Company’s fiscal 2006 and 2005 annual financial statements, review of the Company’s quarterly financial statements during 2006 and 2005, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the audit of the effectiveness of the Company’s internal control over financial reporting.

Audit-Related Fees   consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, agreed-upon procedures, documentation review in connection with the Company’s internal controls over financial reporting and due diligence services performed with respect to acquisitions.

Tax Fees   consist of international tax planning and federal, state and expatriate tax compliance.

The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chairman has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the 2007 audit of the Company’s financial statements and requests that the shareholders ratify this appointment. A representative from Deloitte & Touche LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

Shareholder Proposals

Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 7, 2007 in order to be considered for inclusion in the proxy statement for such meeting.

The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Valmont’s common stock with U.S. Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Valmont with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to Valmont and written representations from Valmont’s executive officers and directors, Valmont believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2006, except that the exercise of options to purchase common stock by Robert Meaney, an executive officer, was inadvertently reported untimely by one business day.

Other Matters

The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

By Order of the Board of Directors

E. Robert Meaney
Secretary
Valmont Industries, Inc.

ONE VALMONT PLAZA OMAHA NEBRASKA 68154-5215 USA PHONE 402.963.1000 FAX 402.963.1199 www.valmont.com

o DETACH PROXY CARD HERE o
☐

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

☒	Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS:

	FOR all nominees listed below.		☐

	WITHHOLD AUTHORITY to vote for all nominees listed below.		☐

	FOR ALL EXCEPT		☐

Nominees:	Thomas F. Madison, Stephen R. Lewis, Jr., and Kaj den Daas

(Instruction: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee’s name on the space provided below.)

Exceptions

		FOR	AGAINST	ABSTAIN

2.	PROPOSAL to ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2007.	☐	☐	☐

3.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting

	To change your address, please mark this box.		☐

	To include any comments, please mark this box.		☐

SCAN LINE

(When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)

		Date Share Owner sign here		Co-Owner sign here

. DETACH PROXY CARD HERE .

PROXY

VALMONT INDUSTRIES, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 23, 2007

The undersigned hereby constitutes and appoints Mogens C. Bay and Walter Scott, Jr., or any substitute appointed by them, the undersigned’s agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 23, 2007 at 2:00 p.m. local time, or at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS.

(Continued and to be signed on the reverse side)

VALMONT INDUSTRIES, INC. P.O. BOX 11060 NEW YORK, N.Y. 10203-0060